Exhibit 4.20

Kantor Bali : Jalan Sekar Jepun V Nomor 21 Gatoto Subroto Timur – Tohpati Denpasar 80237 BALI – Indonesia Phone : +62 0361 467725 Fax : +60 0361 461068 E-mail : cipbali@cipindo.com

PT. CENDANA INDOPEARLS

CONTRACT AGREEMENT FOR LAND USE RIGHT

PEKRAMAN VILLAGE OF PENYABANGAN

Today Monday the first day of March two thousand and four has come before me IDA BAGUS OKA SUSRAMA, BA the Head of Gerokgak Sub-district the persons whom I know:

1. Name	: I GUSTI KETUT SUARYA, SPd. Acting for and on behalf of the villagers of Pekraman Penyabengan, Sub-district of Gerokgak, Buleleng District, Bali.

Hereinafter is referred to as the FIRST PARTY.

2. Name Position	: Dr. JOSEPH J.U. TAYLOR : MANAGING DIRECTOR OF PT CENDANA INDOPEARLS acting for and on behalf of PT Cendana Indopearls

Hereinafter is referred to as the SECOND PARTY.

Each of the parties has entered into an agreement of Land Contract as follows:

1.	THE FIRST PARTY expresses himself as the owner of the certificate of land use in 2004 with the area of m2 located in the Penyabengan Village, Sub-district of Gerokgak, on behalf of the villagers of Pekraman Penyabengan.

2.	THE FIRST PARTY states that the land to be contracted to the SECOND PARTY is not in dispute.

3.	THE FIRST PARTY states that the land with use right status to be contracted to the SECOND PARTY has the area of 2,000 M2 with the following borders:

North	: Sea
East	: The remainder of the land contracted
South	: Land of a villager
West	: Road of the Village

4.	THE FIRST PARTY states that the period of the right of using the land is 30 (thirty) years starting from the first of March 2004 and terminating on the first of March 2034.

5.	THE FIRST PARTY states that the cost for the land contracted amounts to Rp. 40,000,000 (forty million rupiahs) and it is paid in cash on the date this Contract Agreement is made /signed and is completed with signature of the proof of the payment in the form of legal receipt as an inseparable part of the agreement.

6.	THE FIRST PARTY states that during the contract time, the Second Party is allowed to build basic camps and fix the tools and equipment for the pearl shell company.

7.	THE FIRST PARTY states that at the time of the termination of the contract, the SECOND PARTY is obliged to return the land back to its previous condition.

8.	THE FIRST PARTY states that when at the termination date, the first of March 2034, the SECOND PARTY still goes on with its activities, the extension of the time for the contract can me made based on the consent and agreement of the two parties.

9.	THE FIRST PARTY states that the SECOND PARTY is obliged to protect the environment of the land and the coast during its operation for example avoiding the abrasion from occurring in the area used (of the Pekraman Village of Penyabangan)

10.	THE FIRST PARTY states that all the costs for this contract agreement is imposed entirely on the SECOND PARTY.

11.	The time during which this agreement is still effective, the FIRST and the SECOND PARTY cannot transfer the contract or uses the area as a security to parties whosoever without having a meeting and agreement for that.

12.	THE SECOND PARTY in principle accepts wholly what has been stated by the FIRST PARTY from point 1 up to point 11 mentioned above.

This Contract Agreement is made by the FIRST PARTY and the SECOND PARTY without there being forced by any party whosoever and if later known that either party disrespect this contract agreement, he is prepared to be prosecuted before Singaraja Court of First Instance.

After I read all the contents of this Contract Agreement, THE FIRST PARTY and THE SECOND PARTY have understood them and each of them signs it and it is affixed with tax stamp.

Gerokgak,

Monday the fisrt of March 2004

FIRST PARTY	SECOND PARTY

/s/ I Gusti Bagus Ketut Suarya, Spd	/s/ Dr. Joseph J.U Taylor

WITNESS

HEAD OF PENYABENGAN VILLAGE	NOTARY STAFF OF GEROKGAK SUB-DISTRICT

/s/ I Gusti Bagus Ketut Sucaya	/s/ Made Sutama

Approved by
Head of Gerokgak Sub-district

/s/ Ida Bagus Oka Suasrama, BA
NIP. 010075966